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                                                                  EXHIBIT (d)(5)

                              The Sage Group plc
                                  Sage House
                               Benton Park Road
                              Newcastle upon Tyne
                                    NE7 7LZ
                                United Kingdom


STRICTLY PRIVATE AND CONFIDENTIAL
---------------------------------


                                March 12, 2001

Patrick Sullivan
Chairman and CEO
c/o Hugh Hoffman
Principal
Piper Jaffray
800 Nicollet Mall
Minneapolis, Minnesota 55402

Dear Pat:

     We appreciate the opportunity we have had to discuss with you a potential strategic business combination between Interact Commerce Corporation (the "Company") and The Sage Group plc ("Acquiror").

     As we have discussed, the next phase of this process will involve intensive effort as well as substantial expense on the part of both parties. In addition, we acknowledge that we are requesting from you substantial diligence information of a nonpublic nature. Accordingly, in order to induce each other to proceed to the next phase of our discussions, by their signatures below the parties (i) acknowledge that that certain nondisclosure letter from Acquiror to the Company dated February 22, 2001 remains in full force and effect, and (ii) agree as follows:

     Acquiror hereby agrees that for a period of twelve months from the date hereof, neither Acquiror nor any of its affiliates, alone or with others, will in any manner (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of Company (other than property transferred in the ordinary course of Company's business and securities constituting less than 1% of the outstanding voting securities of Company), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by Company's Board of Directors, (2) solicit or propose to solicit proxies from stockholders of Company or otherwise seek to influence or control the management or policies of Company or any of its affiliates or (3) assist (including by knowingly providing or arranging financing for that purpose) any other person in doing
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any of the foregoing; provided, however, that nothing contained in herein shall limit the ability of Acquiror or its affiliates (i) to negotiate, modify and implement the proposal contemplated in Acquiror's proposal accompanying this letter agreement or (ii) to make other confidential proposals that in Acquiror's reasonable judgment will not require Company to make a public disclosure thereof. The provisions of this paragraph shall terminate in the event that (a) any third party unaffiliated with Acquiror initiates or announces its intention to initiate a tender or exchange offer for, or otherwise proposes or agrees to acquire, the common stock or other equity interests in Company, (b) it is publicly disclosed that voting securities representing more than or equal to 15% of the total voting power of Company then outstanding have been acquired or are proposed to be acquired by any person or group unaffiliated with Acquiror in a single transaction or a series of related transactions, or (c) Company enters into any agreement to merge with, or sell or dispose of 50% or more of its assets or earning power to, any person not affiliated with Acquiror. Acquiror hereby represents that it does not beneficially own, nor is it aware that any of its affiliates beneficially owns, any shares of the capital stock or other equity interests of Company.

     From the date of this letter until the earlier of (a) March 26, 2001, or
(b) the termination by Acquiror of negotiations for the transaction contemplated herein, the Company will not, and will not authorize or permit its directors, officers, affiliates, employees, advisors or representatives (including, without limitation, any investment banking, legal or accounting firm retained by or acting on behalf of the Company) to, directly or indirectly, (a) initiate, solicit, seek, encourage or, except as required by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, respond to any proposal or offer from any third party regarding a potential merger, acquisition, consolidation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries or a sale of all or any substantial part of the stock or assets of the Company or any of its subsidiaries (an "Acquisition Proposal") or (b) enter into an agreement or engage in negotiations or discussions with, or provide non-public information to, any third party in connection with an Acquisition Proposal. The Company will immediately cease any discussions or negotiations regarding an Acquisition Proposal in which it may have been engaged prior to the date hereof. The Company will promptly notify Acquiror in the event that it receives any unsolicited indication of interest or proposal concerning an Acquisition Proposal, including the identify of the third party indicating such interest or making such proposal and the terms thereof.

     It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     Each party agrees that unless and until a definitive agreement between Company and Acquiror with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of either party's directors, officers,

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employees, agents, or any other representatives or advisors except for the matters specifically agreed to in this letter. Each party further agrees that it shall have no obligation to authorize or pursue with the other party or any other party any transaction referred to in the first paragraph of this letter and understands that the other party has not, as of the date hereof, authorized any such transaction. The agreements set forth in this letter may be modified or waived only by a separate writing by both parties expressly so modifying or waiving such agreements. In addition, each party hereby acknowledges that it is aware, and that it will advise its representatives who are informed as to the matters which are the subject of this letter, that United States securities laws restrict, under certain circumstances, persons who have material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of a company to which such information relates or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     Acquiror and Company acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the other party in the event that this agreement is breached. Therefore, each party agrees that the other party may, in addition to any other available remedy, seek specific performance of this agreement and injunctive relief against any breach hereof. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     This letter shall be governed by and construed in accordance with the laws of the State of Delaware and may be signed in any number of counterparts.

     If you are in agreement with the foregoing, please indicate your acceptance by signing below and returning an executed copy of this letter to us.

                                        Very truly yours,



                                        ______________________________________
                                        Paul Walker
                                        The Sage Group plc


Acknowledged and agreed
this ______ day of March, 2001


INTERACT COMMERCE CORPORATION

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By:  ______________________________
     Name:
     Title:

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